Exhibit 11




                             STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS


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                                         Exhibit 11

                                STATEMENT RE: COMPUTATION OF
                                   PER SHARE EARNINGS




                                       Year Ended October 31,
                            1997              1996                1995
                     -----------------------------------   ----------------
                                 Fully            Fully               Fully
(in thousands, except
per share amount)     Primary  Diluted   Primary Diluted    Primary  Diluted

Net income (loss)......$13,804 $13,804   $4,264  $4,264     $ 204      $204


Weighted average common
     shares outstanding  6,536   6,536    5,786   5,786     5,418     5,418

Assumed issuances under
 stock option plans (1)    168     240      121     121       118       164
                     ------------------------------------------------------

                         6,704   6,776    5,907   5,907     5,536     5,582
                     ======================================================

Earnings (loss) per
common share..........   $2.06   $2.04     $.72    $.72      $.04      $.04
                      ========  ======   ======   =====     =====     =====




(1) No assumed issuances under stock option plans were made in 1994 because such issuances would have been anti-dilutive.